Exhibit 5

                                   [RDA LOGO]
                      The Reader's Digest Association, Inc.
                              Reader's Digest Road
                       Pleasantville, New York 10570-7000

Clifford H.R. DuPree                                             (914) 244-5622
Vice President, Corporate Secretary
  and Associate General Counsel


                                                                 May 15, 2003

The Reader's Digest Association, Inc.
Pleasantville, NY  10570-7000

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Associate General Counsel of The Reader's Digest Association, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the authorization for issuance of 300,000 shares of Common Stock, par value $.01 per share (the "Shares"), of The Reader's Digest Association, Inc. reserved for issuance under The Reader's Digest Association, Inc. Director Compensation Program (the "Program"). In so acting, I have examined such documents and records and matters of law as I have deemed necessary for the purposes of this opinion.

Based upon such examination, I am of the opinion that the Shares will, when issued in accordance with the terms of the Program, be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement.

                                                              Very truly yours,


                                                              /s/C.H.R. DUPREE